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                            STOCK PURCHASE AGREEMENT

                            EFFECTIVE JANUARY 1, 1998

                                     BETWEEN

                               Q.E.P. HOLDING B.V.

                                       AND

                               ROBERTS BEHEER B.V.


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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") effective January 1, 1998, is between Q.E.P. HOLDING B.V. (the "Company") and ROBERTS BEHEER B.V. ("Roberts").

         WHEREAS, Roberts is engaged, through Roberts Holland B.V. and its subsidiaries (the "Holland Companies"), in the business of manufacturing and distributing flooring tools and related products under the Roberts trade name in select European countries (the "Holland Business"); and

         WHEREAS, Roberts is the owner of 1,000 ordinary shares (the "Shares") of Roberts Holland B.V. ("Holland"), which Shares constitute all of the outstanding capital stock of Holland; and

         WHEREAS, Roberts desires to sell, transfer and deliver to the Company, and the Company desires to purchase and accept from Roberts, all of the Shares on the terms and subject to the conditions set forth herein.

         NOW THEREFORE in consideration of the premises and the representations, warranted, covenants and agreements herein contained and intended to be legally bound hereby, the Company and Roberts hereby agree as follows:

                                    ARTICLE I
                              DEFINITIONS AND TERMS

         SECTION 1.1. SPECIFIC DEFINITIONS. For purposes of this Agreement, the following terms shall have the meaning set forth below:

                  "Affiliate" shall mean with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

                  "Agreed Rate" shall mean the rate offered by ABN AMRO Bank N.V. in the Netherlands on thirty (30) day dollar deposits at the Closing Date and thereafter at thirty (30) day intervals.

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                  "Agreement" shall mean this Stock Purchase Agreement, together with all exhibits and schedules hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

                  "Applicable Laws" shall mean with respect to any Person, all statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority applicable to such Person and its business, properties and assets.

                  "Business Day" shall mean a day other than a Saturday, Sunday or other day on which banks located in New York City, New York and in the Netherlands are authorized or required by law to close.

                  "Capital Stock" shall mean common stock, ordinary shares, preferred stock, partnership interests, or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof.

                  "Closing" shall mean the closing of the transactions contemplated by this Agreement.

                  "Confidentiality Agreement" shall mean, collectively, (i) the agreement, dated December 4, 1997, between the Company and Roberts, and
         (ii) the letter agreement dated November 25, 1997, between the Company and Holland.

                  "Employee Arrangements" shall mean all employment and consulting agreements, and all bonus and other incentive compensation, deferred compensation, disability, severance, stock award, stock option, stock purchase, collective bargaining or workers' compensation agreements, plans, programs, policies and arrangements with respect to the employment or termination of employment of any employee, officer, director or other Person who is or was employed by any of the Holland Companies or primarily in the Holland Business.

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                  "Employee Benefit Plans" shall mean all "employee benefit
         plans" which Holland or the Holland Companies maintain and in which any employee or former employee employed by the Holland Companies or primarily in the Holland Business participates.

                  "Encumbrances" shall mean any and all mortgages, security interests, liens, claims, pledges, restrictions, leases, title exceptions, rights of others, charges or other encumbrances.

                  "Environmental Law" shall mean any law, statute, ordinance, rule, regulation, order, judgment or decree as in effect as of the date of this Agreement relating to (i) the protection of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land) or (ii) the exposure of Persons (other than persons employed by the Holland Business or the Holland Companies) to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, protection, release or disposal of, Hazardous Substances, but excluding any such law, statute, ordinance, rule, regulation, order, judgment or decree, including common law, (x) governing protection of worker health and safety or human health (other than exposure of Persons other than Persons employed by the Holland Business or the Holland Companies to Hazardous Substances), or (y) establishing the basis for a claim for product liability.

                  "Equity" shall mean stockholders' equity of the Holland Companies calculated in accordance with GAAP.

                  "Financial Statements" shall mean the audited financial statements of the Holland Companies, prepared on a consolidated basis, for the year ended December 31, 1996.

                  "GAAP" shall mean generally accepted accounting principles in effect in the Netherlands.

                  "Governmental Authority" shall mean any foreign, federal, state or local government, court, agency or commission or other governmental or regulatory body or authority.

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                  "Guaranteed Equity" shall mean Equity as at December 31, 1997, of not less than $900,000 at an exchange rate of NLG 2 (two Netherlands guilders) = $1, calculated in accordance with GAAP applied on a consistent basis with the Financial Statements.

                  "Holland Business" shall have the meaning set forth in the recitals to this Agreement.

                  "Holland Companies" shall mean Holland and all of its direct and indirect Subsidiaries.

                  "Knowledge" of Roberts or any Holland Company or any similar phrase means the actual knowledge of those management employees of Roberts or the Holland Companies identified in Section 1.1(a) of the Roberts Disclosure Schedule, after reasonable inquiry.

                  "Legal Proceedings" shall mean any judicial, administrative or arbitral actions, claims, suits, proceedings (public or private), investigations or governmental proceedings.

                  "Material Adverse Effect" shall mean, with respect to any Person, any change or effect that is materially adverse to the business of such Person and its Subsidiaries taken as a whole; provided, however, that Material Adverse Effect shall exclude any change or effect due to (i) general economic or industry-wide conditions, including, without limitation, devaluation, revaluation or decline in value of any foreign currency against the U.S. dollar, (ii) any continuation of an adverse trend disclosed to the Company on or prior to the date hereof, and (iii) any condition described in the Roberts Disclosure Schedule, following its acceptance by the Company.

                  "Person" or "person" shall mean and includes any individual partnership, joint venture, corporation, association, joint stock company, trust, unincorporated organization or similar entity.

                  "Roberts" shall have the meaning set forth in the recitals to this Agreement.

                  "Shares" shall have the meaning set forth in the recitals to this Agreement.

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                  "Subsidiary" shall mean, with respect to any Person, (i) each corporation, partnership, joint venture or other legal entity of which such Person owns, either directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity and (ii) each partnership in which such Person or another Subsidiary of such Person is the general partner or otherwise controls such partnership.

                  "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority and shall include any transferee liability in respect of Taxes.

                  "Tax Returns" shall mean all reports, returns, declaration forms and statements filed or required to be filed with respect to Taxes.

         SECTION 1.2. TERMS DEFINED ELSEWHERE IN THE AGREEMENT. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

         TERM                                                           SECTION
         ----                                                           -------
         Agent.........................................................  2.2
         Asserted Liability............................................  5.5
         Claim Notice..................................................  5.5
         Closing Date..................................................  2.3
         Closing Statement.............................................  2.6(a)

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         TERM                                                           SECTION
         ----                                                           -------
         Company Disclosure Schedule...................................  4.3
         Company Indemnified Parties...................................  5.5
         CPA Firm......................................................  2.6(b)
         Environmental Claim...........................................  3.12(a)
         Final Amount..................................................  2.6(c)
         Holland Companies Employees...................................  3.11(d)
         Holland Employee Arrangements.................................  3.11(b)
         Holland Employee Benefit Plans................................  3.11(a)
         Holland Intellectual Property Rights..........................  3.14(a)
         Holland Permits...............................................  3.10
         Holland Securities............................................  3.2(a)
         License Agreement.............................................  3.14(c)
         Losses........................................................  5.5
         Notice Period.................................................  5.5
         Objection.....................................................  2.6(b)
         Purchase Price................................................  2.2
         Roberts Disclosure Schedule...................................  3.1(a)
         Roberts Indemnified Parties...................................  5.5
         Supervisory Board.............................................  3.3

         SECTION 1.3. OTHER DEFINITIONAL PROVISIONS.

                  (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) The terms "dollars" and "$" shall mean United States dollars.

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                  (d) As used in this Agreement, accounting terms which are
         specifically defined under GAAP and are not otherwise defined herein shall have the respective meanings given to them under GAAP.

                  SECTION 1.4. REFERENCES TO TIME. All references in this Agreement to times of the day shall be to Netherlands time.

                                   ARTICLE II

                         PURCHASE AND SALE OF THE SHARES

         SECTION 2.1. PURCHASE AND SALE OF THE SHARES. On the terms and subject to the conditions set forth herein, Roberts hereby sells and agrees to transfer and deliver to the Company, and the Company hereby purchases and agrees to accept transfer and delivery from Roberts of, the Shares.

         SECTION 2.2. PURCHASE PRICE. Upon the execution of this Agreement, the Company shall pay to Schut/van Os, in its capacity as notary and disbursement agent (the "Agent"), and shall instruct the Agent to pay Roberts by certified check or wire transfer of immediately available funds to bank account no.
50.26.77.759 held in the name of Roberts with ABN AMRO Bank N.V. at Sliedrecht, the Netherlands (Swift Code: ABNANL 2 R), the sum of $900,000 in respect of the Guaranteed Equity and the sum of $375,000 in respect of outstanding loans extended by Roberts to Holland (such sums, collectively, the "Purchase Price").

         SECTION 2.3. CLOSING. The Closing shall take place at the offices of Schut/van Os Notarissen, Honthortstraat 3, Amsterdam, on January 20, 1998, or such other place or date as the parties hereto may agree, but no later than January 31, 1998. The date on which the Closing occurs is called the "Closing Date".

         SECTION 2.4. DELIVERIES BY THE PARTIES. At the Closing, the parties shall deliver to each other the certificates and other documents to be delivered pursuant to Sections 6.2 and 6.3, as the case may be, and shall execute the notarial deed of transfer of the Shares in the agreed form.

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         SECTION 2.5. EFFECTIVE DATE OF PURCHASE. The parties agree that the purchase of Holland shall be effective January 1, 1998. Therefore, the operation of the Holland Business shall be deemed to have been for the account and risk of the Company with effect from January 1, 1998.

         SECTION 2.6. ADJUSTMENT TO PURCHASE PRICE.

                  (a) Within 90 Business Days following the Closing Date, the Company shall, at its expense, prepare, or cause to be prepared, and deliver to Roberts a statement (the "Closing Statement"), which shall set forth in reasonable detail the amount of Equity as at December 31, 1997. The Closing Statement shall be prepared in accordance with GAAP applied on a consistent basis with the Financial Statements. In the event the Company elects to omit the preparation of the Closing Statement and its submission to Roberts, such omission shall be deemed conclusive evidence that the Company accepts the Equity being equal to the Guaranteed Equity and the remainder of this Section 2.6 shall be void and of no effect.

                  (b) Roberts shall have 20 Business Days to review the Closing Statement and to inform the Company in writing of its disagreement (the "Objection") with the Closing Statement, if any. If the Company does not receive Roberts' Objection within such 20 Business Day period, the amount of Equity set forth in the Closing Statement delivered pursuant to Section 2.6(a) shall be deemed to have been accepted by Roberts and shall become binding upon Roberts. If Roberts does deliver Roberts' Objection to the Company, the Company shall then have 20 Business Days to review and respond to Roberts' Objection. If the Company and Roberts are unable to resolve all of their disagreements with respect to the determination of Equity as at December 31, 1997, within ten Business Days following the completion of the Company's review of Roberts' Objection, they may refer, at the option of either party, their differences to an internationally recognized firm of independent registered accountants in the Netherlands selected jointly by the Company and Roberts, who

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         shall, acting as experts and not as arbitrators, determine only with respect to the differences so submitted, whether and to what extent, if any, the amount of Equity set forth in the Closing Statement requires adjustment. If Roberts and the Company are unable to so select the independent registered accountants within five Business Days of either party requesting such referral, either the Company or Roberts may thereafter request that the Chairman of the Netherlands Institute of Registered Accounts make such selection (the firm selected by agreement or by such Chairman is referred to as the "CPA Firm"). Roberts and the Company shall direct the CPA Firm to use its best efforts to render its determination within 30 Business Days. The CPA Firm's determination shall be conclusive and binding upon Roberts and the Company. The fees and disbursements of the CPA Firm shall be shared equally by Roberts and the Company. Roberts and the Company shall make readily available to the CPA Firm all relevant books and records relating to the Closing Statement and all other items reasonably requested by the CPA Firm.

                  (c) If the sum of the amount of Equity as at December 31, 1997, determined in accordance with the procedures set forth in this
         Section 2.6 (the "Final Amount") and converted from Netherlands guilders into dollars at the same exchange rate as the exchange rate applicable to the Guaranteed Equity, is less than the amount of the Guaranteed Equity, Roberts shall, within ten Business Days following the determination of the Final Amount, pay to the Company a dollar amount in cash equal to such difference, with a maximum of $900,000.

                  (d) The amount payable by Roberts to the Company under this
         Section 2.6 shall bear interest at the Agreed Rate as in effect from time to time, computed from the date of execution of this Agreement to the date of payment of such amount and shall be wire transferred to an account designated by the Company.

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                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF ROBERTS

         Roberts hereby represents and warrants to the Company as of the date of this Agreement and the Closing Date as follows:

         SECTION 3.1. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                  (a) Section 3.1 of the Disclosure Schedule delivered by Roberts to the Company in accordance with Section 5.1 (the "Roberts Disclosure Schedule") identifies each subsidiary of Holland as of the date hereof and its respective country or jurisdiction of incorporation or organization, as the case may be. Except as set forth in Section 3.1 of the Roberts Disclosure Schedule, Holland does not have any interest in any corporation, partnership, limited liability company, business trust or other business entity. Each of the Holland Companies is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Roberts will provide as an Annex to
         Section 3.1 of the Roberts Disclosure Schedule an accurate and complete copy of the articles of association ("STATUTEN") of Holland, as currently in effect.

                  (b) Each of the Holland Companies is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed would not have a Material Adverse Effect on the Holland Companies.

         SECTION 3.2. CAPITALIZATION OF HOLLAND AND ITS SUBSIDIARIES.

                  (a) The authorized Capital Stock of Holland consists of 5,000 ordinary shares, of which, as of the date of this Agreement, 1,000 Shares were issued and outstanding. All of

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         the outstanding Shares have been validly issued and are fully paid and free of preemptive rights except as set forth in the articles of association of Holland. Except as disclosed in Section 3.2 of the Roberts Disclosure Schedule, between January 1, 1997 and the date hereof, no shares of Holland's Capital Stock have been issued. Except as set forth above, as of the date hereof and as of the Closing Date, there are outstanding (i) no shares of Capital Stock or other voting securities of Holland, (ii) no securities of the Holland Companies convertible into or exchangeable for shares of Capital Stock or voting securities of Holland, (iii) no options or other rights to acquire from the Holland Companies, and no obligations of the Holland Companies to issue, any Capital Stock, voting securities or securities convertible into or exchangeable for Capital Stock or voting securities of Holland and (iv) no equity equivalent interests or rights to acquire equity equivalent interests in the ownership or earnings of the Holland Companies or other similar rights (collectively "Holland Securities"). As of the date hereof, there are no outstanding obligations of the Holland Companies to repurchase, redeem or otherwise acquire any Holland Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Holland is a party or by which it is bound relating to the voting or registration of any shares of Capital Stock of Holland.

                  (b) All of the outstanding Capital Stock of Holland's subsidiaries is owned by Holland, directly or indirectly, free and clear of any Encumbrances or any other limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of law or under the organizational documents of Holland's subsidiaries). There are no securities of the Holland Companies convertible into or exchangeable for, no options or other rights to acquire from the Holland Companies and no other contract, understanding, arrangement or obligation (whether or not contingent)

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         providing for, the issuance or sale, directly or indirectly, of any
         Capital Stock or other ownership interests in or any other securities of any subsidiary of Holland. There are no outstanding contractual obligations of the Holland Companies to repurchase, redeem or otherwise acquire any outstanding shares of Capital Stock or other ownership interests in any subsidiary of Holland.

                  (c) All of the Shares are owned by Roberts and constitute all of the outstanding Capital Stock of Holland. The Shares are owned by Roberts, free and clear of any Encumbrances.

         SECTION 3.3. AUTHORITY RELATIVE TO THIS AGREEMENT. Roberts and Holland have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the supervisory board of Roberts (the "Supervisory Board") and have been approved by the works council of Holland. No other corporate proceedings on the part of Roberts or Holland are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Roberts and constitutes a valid, legal and binding agreement of Roberts enforceable against Roberts in accordance with its terms.

         SECTION 3.4. FINANCIAL STATEMENTS. None of Holland's Financial Statements or schedules included or incorporated by reference therein, contained when prepared or as of the date hereof any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The Financial Statements of the Holland Companies fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Holland and its consolidated

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subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, all in accordance with Title 9, Book 2 of the Netherlands Civil Code (the "NCC").

         SECTION 3.5. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Roberts or Holland to the Company will, at the time of execution hereof and at the time the purchase of the Shares is closed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         SECTION 3.6. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under Netherlands or other Applicable Laws, including the filing and recordation of the notarial deed of transfer of the Shares, no filing with or notice to and no permit, authorization, consent or approval of any court or tribunal or Governmental Authority is necessary for the execution and delivery by Roberts of this Agreement or the consummation by Roberts or Holland of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on Holland. Neither the execution, delivery and performance of this Agreement by Roberts nor the consummation by Roberts of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or similar governing documents of Roberts or the Holland Companies, (ii) except as set forth in Section 3.6 of the Roberts Disclosure Schedule, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any Encumbrance or the creation thereof) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to

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which Holland or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) except as set forth in Section 3.6 of the Roberts Disclosure Schedule, violate any order, writ, injunction, decree or the Applicable Laws with respect to the Holland Companies or any of their respective properties or assets except, in the case of
(ii) or (iii), for violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Holland.

         SECTION 3.7. NO DEFAULT.

                  (a) Except as set forth in Section 3.7(a) of the Roberts Disclosure Schedule, none of the Holland Companies is in breach, default or violation (and to the knowledge of Roberts or Holland no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or similar governing documents, (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any of the Holland Companies is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Holland Companies or any of their respective properties or assets except, in the case of (ii) or (iii), for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Holland.

                  (b) Section 3.7(b) of the Roberts Disclosure Schedule identifies each contract, agreement, lease or license with a monetary value of more than 100,000 Netherlands guilders which will remain in effect or require payment or performance by Holland or the Holland Companies from and after the Closing Date, excluding inter-company transactions conducted in the normal course of business.

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         SECTION 3.8. NO UNDISCLOSED LIABILITIES; ABSENCE OF CHANGES. Except as
and to the extent disclosed in the Holland Financial Statements, or as otherwise set forth in Section 3.8 of the Roberts Disclosure Schedule, none of the Holland Companies has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Holland (including the notes thereto), other than liabilities incurred in the ordinary course of business since December 31, 1996, which, individually or in the aggregate, would have a Material Adverse Effect on Holland. Except as set forth in Section 3.8 of the Roberts Disclosure Schedule, since December 31, 1996, there have been no events, changes or effects with respect to any of the Holland Companies having or which reasonably could be expected, individually or in the aggregate, to have a Material Adverse Effect on Holland.

         SECTION 3.9. LITIGATION. Except as set forth in Section 3.9 of the Roberts Disclosure Schedule, there are no Legal Proceedings pending or, to the Knowledge of Roberts or Holland, threatened against any of the Holland Companies or any of their respective properties or assets before any Governmental Authority which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on Holland or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 3.9 of the Roberts Disclosure Schedule, none of the Holland Companies is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Holland or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

         SECTION 3.10. COMPLIANCE WITH APPLICABLE LAW. Except as set forth in
Section 3.10 of the Roberts Disclosure Schedule, the Holland Companies hold all permits, licenses, variances, exemptions, orders and approvals of all governmental entities necessary for the lawful conduct of their respective businesses (the "Holland Permits") except for failures to hold such permits, licenses,

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variances, exemptions, orders and approvals which, individually or in the aggregate, would not have a Material Adverse Effect on Holland. The Holland Companies are in compliance with the terms of the Holland Permits except where the failure so to comply would not have a Material Adverse Effect on Holland. Except as set forth in Section 3.10 of the Roberts Disclosure Schedule, the business of the Holland Companies is not being conducted in violation of all Applicable Laws of the country of incorporation or organization of each Holland Company or any foreign country or any political subdivision thereof or of any Governmental Authority, except (i) that no representation or warranty is made in this Section 3.10 with respect to Environmental Law and (ii) for violations or possible violations of any laws, ordinances or regulations which do not, and insofar as reasonably can be foreseen in the future, will not result in any charges, assessments, levies, fines or other liabilities being imposed upon or incurred by any of the Holland Companies that will equal 100,000 Netherlands guilders for any single violation or 200,000 Netherlands guilders in the aggregate. Except as set forth in Section 3.10 to the Roberts Disclosure Schedule, no investigation or review by any Governmental Authority with respect to any of the Holland Companies is pending or, to the Knowledge of Roberts or Holland, threatened nor, to the Knowledge of Roberts or Holland, has any Governmental Authority indicated an intention to conduct the same, other than such investigations or reviews as would not, individually or in the aggregate, have a Material Adverse Effect on Holland.

         SECTION 3.11. EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

                  (a) The Annex to Section 3.11 of the Roberts Disclosure Schedule contains a complete list of all full-time and part-time employees in the service of the Holland Companies, including the managing directors ("Holland Companies Employees"), setting out the date of entry into service, gross monthly salary, function, date of birth, emoluments and bonuses. Except as indicated in Section 3.11 of the Roberts Disclosure Schedule, there are no disputes outstanding with any of the Holland Companies Employees in relation to their

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         employment with the Holland Companies. Apart from the Holland Companies
         Employees, no person can claim to have a full-time or part-time employment agreement with the Holland Companies, whether oral or in writing. Except as set forth in Section 3.11(a) of the Roberts Disclosure Schedule, there are no employee bonus, stock, option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements and any current or former employment or executive compensation or severance agreements written or otherwise maintained or contributed to for the benefit of or relating to any employee of Holland and its subsidiaries, any trade or business (whether or not incorporated) which is a member of a controlled group including Holland or which is under common control with Holland, nor any plan with respect to which any of the Holland Companies could incur liability if such plan has been or were terminated (together the "Holland Employee Benefit Plans"), excluding former agreements under which the Holland Companies have no remaining obligations. No event has occurred and, to the Knowledge of Roberts or Holland, there currently exists no condition or set of circumstances in connection with which any of the Holland Companies could be subject to any liability under the terms of any Holland Employee Benefit Plans, or any other applicable law, which would have a Material Adverse Effect on Holland.

                  (b) Except as otherwise indicated in Section 3.11 of the Roberts Disclosure Schedule, the pensions of Holland Companies Employees are and can continue to be insured through AEGON Levensverzekering N.V. The obligations of the Holland Companies relating to this pension insurance have been fulfilled.

                  (c) There are no controversies pending or, to the Knowledge of Roberts or Holland, threatened between the Holland Companies and any of the Holland Companies Employees which controversies have or may reasonably be expected to have a Material

         Adverse Effect on Holland. None of the Holland Companies is a party to any collective bargaining agreement or other labor union contract applicable to Holland Companies Employees except as disclosed in
         Section 3.11(c) of the Roberts Disclosure Schedule nor does Roberts or Holland know of any activities or proceedings of any labor union to organize any Holland Companies Employees. Neither Roberts nor Holland has any Knowledge of any strikes, slowdowns, work stoppages, lockouts or threats thereof by or with respect to any Holland Companies Employees. For the purpose of this Agreement, "Holland Companies Employees" shall mean all persons employed, whether full or part-time, by any of the Holland Companies.

         SECTION 3.12. ENVIRONMENTAL LAWS AND REGULATIONS.

                  (a) Except as set forth in Section 3.12 of the Roberts Disclosure Schedule, (i) each of the Holland Companies is in material compliance with each applicable Environmental Law except for non-compliance that would not have a Material Adverse Effect on Holland, which compliance includes, but is not limited to, the possession by the Holland Companies of all Holland Permits and other governmental authorizations required under applicable Environmental Law and compliance with the terms and conditions thereof; (ii) none of the Holland Companies has received written notice of or, to the Knowledge of Roberts or Holland, is the subject of any Legal Proceedings or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on Holland; and (iii) to the Knowledge of Roberts and Holland, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

                  (b) There are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on Holland that are pending or, to the Knowledge of Roberts or Holland, threatened against any of the Holland Companies or, to the Knowledge of Roberts or Holland, against any person or entity whose liability for any Environmental Claim any of the Holland Companies has or may have retained or assumed either contractually or by operation of law.

         SECTION 3.13. TAXES.

                  (a) Except as set forth in Section 3.13(a) of the Roberts Disclosure Schedule, the Holland Companies have accurately prepared and timely filed all Tax Returns they are required to have filed. Such Tax Returns are accurate and correct in all material respects and do not contain a disclosure statement of any prior inaccuracy in any material respect.

                  (b) The Holland Companies have paid or adequately provided for all Taxes (whether or not shown on any Tax Return) they are required to have paid or to pay.

                  (c) Except as set forth in Section 3.13(c) of the Roberts Disclosure Schedule, no audit or material claim for assessment or collection of Taxes is presently being conducted or asserted against any of the Holland Companies and none of the Holland Companies is a party to any Legal Proceeding by any governmental taxing authority nor does either Roberts or Holland have Knowledge of any such threatened audit, action, proceeding or investigation.

                  (d) Except as set forth in Section 3.13(d) of the Roberts Disclosure Schedule, none of the Holland Companies is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of Holland or the Holland Companies, in the payment or accrual of any Taxes.

         SECTION 3.14.  INTELLECTUAL PROPERTY.

                  (a) Each of the Holland Companies owns or possesses adequate licenses or other valid rights to use all existing patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor (the "Holland Intellectual Property Rights"), except where the failure to own or possess valid rights to use such Holland Intellectual Property Rights would not have a Material Adverse Effect on Holland.
         Schedule 3.14(a) of the Roberts Disclosure Schedule identifies the Holland Intellectual Property Rights.

                  (b) Except for any of the following which would not reasonably be expected to have a Material Adverse Effect on Holland, (i) the validity of the Holland Intellectual Property Rights and the title thereto of Holland or any subsidiary, as the case may be, is not being questioned in any litigation to which any of the Holland Companies is a party, and (ii) except as set forth in Section 3.14(b) of the Roberts Disclosure Schedule, the conduct of the business of the Holland Companies as now conducted does not, to the Knowledge of Roberts or Holland, infringe any valid patents, trademarks, trade names, service marks, or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any Holland Intellectual Property Rights.

                  (c) As set forth on Schedule 3.14(a) of the Roberts Disclosure Schedule, there is currently in effect a License and Distribution Agreement dated March 12, 1992, among Roberts Consolidated Industries, Inc. and the Roberts Europe Group as defined therein (the "License Agreement"). The parties acknowledge that the License Agreement is the subject of a separate purchase agreement by and between the sole stockholder of the Company and Roberts and that, accordingly, any rights under the License Agreement shall not be transferred by this Agreement to the Company. The Company hereby disclaims any rights in and to the intellectual property covered under the License Agreement.

         SECTION 3.15. CERTAIN BUSINESS PRACTICES. None of Roberts or the Holland Companies has, or to the Knowledge of Roberts and Holland, has any member of the Supervisory Board, or the officers, agents or employees of Roberts or the Holland Companies (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) made any other unlawful payment.

         SECTION 3.16. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Holland by Roberts or any of the Holland Companies.

         SECTION 3.17. NO OTHER REPRESENTATIONS OR WARRANTIES. Except for representations and warranties contained in this Article III, neither Roberts nor any of the Holland Companies makes any other express or implied representation or warranty on behalf of Roberts or any of the Holland Companies.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Roberts as follows:

         SECTION 4.1.      ORGANIZATION.

                  (a) The Company is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

                  (b) The Company is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed would not have a Material Adverse Effect on the Company.

         SECTION 4.2. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the supervisory board of the Company and by the sole stockholder of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company enforceable against it in accordance with its terms.

         SECTION 4.3. CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth in Section 4.3 of the Disclosure Schedule delivered by the Company to Roberts in accordance with Section 5.1 (the "Company Disclosure Schedule"), no filing with or notice to, and no permit, authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on the Company. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or bylaws (or similar governing documents) of the Company, (ii) except as disclosed in Section 4.3 of the Company Disclosure Schedule, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of an Encumbrance) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or its properties or assets may be bound, (iii) except as set forth in Schedule 4.3 of the Company Disclosure Schedule, violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or its properties or assets except, in the case of (ii) or (iii), for violations, breaches or defaults which would not have a Material Adverse Effect on the Company, or (iv) materially impair or delay the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

         SECTION 4.4. NO DEFAULT. The Company is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is now a party or by which it or its properties or assets may be bound, (iii) any Applicable Laws relating to the Company or its properties or assets except, in the case of
(ii) or (iii), for violations, breaches or defaults that would not have a Material Adverse Effect on the Company, or (iv) materially impair or delay the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

         SECTION 4.5. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         SECTION 4.6. NO PRIOR ACTIVITIES. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, the Company has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

         SECTION 4.7. PURCHASE FOR INVESTMENT. The Company is acquiring the Shares for investment and has no intention to transfer, resell or distribute the Shares within one year of the date of purchase.

         SECTION 4.8. FINANCIAL CAPABILITY. The Company will have on or prior to the Closing Date sufficient funds to purchase the Shares and consummate the transactions contemplated by this Agreement.

         SECTION 4.9. NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article IV, the Company makes no other express or implied representation or warranty.

                                    ARTICLE V

                                    COVENANTS

         SECTION 5.1. DISSOLUTION OF AND DISTRIBUTIONS FROM ROBERTS. Roberts and its stockholders will not undertake an actual, constructive or deemed distribution (whether in cash, stock or property or any combination thereof) or otherwise make payments to the Roberts stockholders in their capacity as such until the later of completion of the procedure set forth in Section 2.6 or 110 days from the Closing Date. Thereafter, distributions by Roberts will be permitted, provided that the net assets of Roberts do not fall below 10% of the Purchase Price for a two-year period from the Closing Date. During such two-year period, Roberts will not adopt or put into effect a plan of complete or partial liquidation, dissolution or other reorganization which has the effect of diminishing or decreasing the assets of Roberts available to satisfy any claims by the Company related hereto; provided, however, that Roberts may undertake any of the foregoing with the prior written consent of the Company and provided that, if there is such a liquidation, dissolution or other reorganization, the shareholders of Roberts execute an agreement in form acceptable to the Company under which they will bear their proportionate responsibility for any claims made as a result of violations of covenants under this Agreement and any claims for Losses.

         SECTION 5.2. COMFORT LETTER. Holland shall cause BDO CampsObers to deliver a letter dated not more than ten (10) days after the Closing Date addressed to Roberts and Holland and their respective supervisory boards in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed-upon procedures letters delivered by independent registered accountants.

         SECTION 5.3. ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of any documents required by any Governmental Authority; (ii) obtaining consents of all third parties and Governmental Authorities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any Legal Proceeding relating hereto; and (iv) executing any additional instruments necessary to consummate the transactions contemplated hereby. If at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

         SECTION 5.4. PUBLIC ANNOUNCEMENTS. Upon execution hereof and immediately following the Closing, the parties may issue one or more press releases or otherwise make public statements with respect to the transactions contemplated by this Agreement. Each party shall furnish the other party a copy of any press release issued.

         SECTION 5.5.      INDEMNIFICATION.

                  (a) Subject to the conditions set forth below, Roberts agrees to indemnify and hold harmless the Company and its supervisory board members, stockholders, officers, directors, partners, employees and agents (the "Company Indemnified Parties") against any and all loss, liability, claim, damage, and expense whatsoever (which shall include, for all purposes of this Section 5.5, but not be limited to, attorneys' fees and any and all expense whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever and any and all amounts paid in settlement of any claim or litigation) including, but not limited to, deficiencies, Taxes, interest, penalties, consequential damages, exemplary, special and punitive damages and lost profits (collectively "Losses") as and when incurred arising out of, based upon, or in connection with (i) any untrue statement or alleged untrue statement, or the omission thereof, by Roberts of a material fact contained in this Agreement or the Roberts Disclosure Schedule, (ii) any breach of any representation, warranty, covenant, or agreement of Roberts contained in this Agreement, and (iii) subject to and in accordance with Section 2.6 hereof, the amount of Equity as at December 31, 1997, in the event such Equity is less than the amount of the Guaranteed Equity.

                  Roberts shall not be liable to the Company Indemnified Parties for any Losses as referred to above, unless the aggregate amount of the Losses exceed an amount equal to 1% of the Purchase Price, as and if adjusted pursuant to Section 2.6 hereof (the "Threshold"), and then only up to an aggregate amount of such Losses equivalent to 10% of the Purchase Price, as and if adjusted pursuant to Section 2.6 hereof (the "Maximum Indemnification"), but excluding from such Maximum Indemnification any claims related to or arising from Roberts S.A.R.L., a wholly-owned French subsidiary of Roberts Holland, which have been disclosed to the Company in the Roberts Disclosure Schedule; provided, however, that the Maximum Indemnification shall not apply to (x) Losses for claims under Section 2.6 hereof, which shall be subject to the maximum indemnification provided for in paragraph (c) of Section 2.6, and (y) Losses for claims under Section 3.13 hereof (Taxes), for which the obligation to indemnify shall be without limitation.

                  (b) The Company agrees to indemnify and holds harmless Roberts and the Supervisory Board, stockholders, officers, directors, partners, employees and agents (the "Roberts Indemnified Parties") to the same extent as the foregoing indemnity from Roberts to the Company in
         Section 5.5(a), but only with respect to an untrue statement or alleged untrue statement, or the omission thereof, by the Company in this Agreement or the Company Disclosure Schedule or any breach of a representation, warranty, covenant of the Company in this Agreement.

                  (c) Subject to Section 8.1, all claims for indemnification under this Section 5.5 shall be asserted and resolved as follows:

                           (i) In the event that any claim or demand, or other
                  circumstance or state of facts which could give rise to any claim or demand, for which an Indemnifying Party may be liable to an Indemnified Party hereunder is asserted against or sought to be collected by a third party (an "Asserted Liability"), the Indemnified Party shall as soon as reasonably possible notify the Indemnifying Party in writing of such Asserted Liability, specifying the nature of such Asserted Liability (the "Claim Notice"); provided, that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is materially prejudiced by such delay. The Indemnifying Party shall have 60 Business Days (or less if the nature of the Asserted Liability requires) from its receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party's sole cost and expense and by counsel of its own choosing to defend against such Asserted Liability; provided, that if, under applicable standards of professional conduct a conflict on any significant issue between the Indemnifying Party and any Indemnified Party exists in respect of such Asserted Liability, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of one additional counsel (who shall be reasonably acceptable to the Indemnifying Party). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to any settlement unless such settlement (i) includes a complete release of the Indemnified Party and (ii) does not require the Indemnified Party to make any payment or forego or taken any action. Notwithstanding the foregoing, the Indemnified Party shall have the right to control, pay or settle any Asserted Liability which the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party. If the Indemnifying Party undertakes to defend against such Asserted Liability, the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof, but the Indemnifying Party shall control the investigation, defense and settlement thereof. If the Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. If the Indemnifying Party elects not to defend against such Asserted Liability, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof at the reasonable cost and expense of the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any Asserted Liability effected without its prior written consent (which consent shall not be unreasonably withheld).

                           (ii) In the event that an Indemnified Party should
                  have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. The Indemnifying Party shall have 60 Business Days from the date such Claim Notice is delivered during which to notify the Indemnified Party in writing of any good faith objections it has to be the Indemnified Party's Claim Notice or claims for indemnification, setting forth in reasonable detail each of the Indemnifying Party's objections thereto. If the Indemnifying Party does deliver such written notice of objection within such 60 Business Day period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any such dispute within 60 days of the delivery by the Indemnifying Party of such written notice of objection.

                  (d) All amounts paid by the Company or Roberts, as the case may be, under this Section 5.5 shall be treated as adjustments to the Purchase Price for all Tax purposes.

                  (e) The amount of any Losses for which indemnification is provided under this Section 5.5 shall be reduced by (x) any related Tax benefits if and when actually realized or received (but only after taking into account any Tax benefits (including, without limitation, any net operating losses or other deductions and any carryovers or carrybacks) to which the Indemnified Party would be entitled without regard to such item), except to the extent such recovery has already been taken into account in determining the amount of any such Losses, and (y) any insurance recovery if and when actually realized or received, in each case in respect of such Losses. Any such recovery shall be promptly repaid by the Indemnified Party to the Indemnifying Party following the time at which such recovery is realized or received pursuant to the previous sentence, minus all reasonably allocable costs, charges and expenses incurred by the Indemnified Party in obtaining such recovery. Notwithstanding the foregoing, if (x) the amount of Indemnifiable Losses for which the Indemnifying Party is obligated to indemnify the Indemnified Party is reduced by any Tax benefit or insurance recovery in accordance with the provisions of the previous sentence, and (y) the Indemnified Party subsequently is required to repay the amount of any such Tax benefit or insurance recovery or such Tax benefit or insurance recovery is disallowed, then the obligation of the Indemnifying Party to indemnify with respect to such amounts shall be reinstated immediately and such amounts shall be paid promptly to the Indemnified Party in accordance with the provisions of this Agreement.

         SECTION 5.6. TAX MATTERS.

                  Roberts shall include the Holland Companies or cause the Holland Companies to be included in, and shall timely file or cause to be timely filed, Tax Returns of Roberts or its Affiliates for the taxable periods of the Holland Companies ending on or prior to December 31, 1997, and shall pay any and all Taxes due with respect to the returns and shall be entitled to any and all Tax benefits, including any tax loss carry-forward arising therefrom. The Tax Returns referred to in this section shall be prepared in a manner consistent with the prior practice of the Holland Companies unless otherwise required by a change in applicable Tax laws, rules or regulations. Roberts shall provide the Company with copies of such Tax Returns prior to the filing thereof. The Company shall have the right to review and comment on such Tax Returns for 15 days following receipt thereof. Nothing contained in the foregoing shall in any manner terminate, limit or adversely affect any right of Company

         Indemnified Parties or Roberts Indemnified Parties to receive indemnification pursuant to any provision in this Agreement.

                  In addition to the Tax Returns referred to above, Roberts shall prepare all other Tax Returns of, or which include, any of the Holland Companies for taxable periods that end on, end prior to or which include December 31, 1997. To the extent any such Tax Returns are required to be filed (taking into account any extensions) on or prior to the Closing Date, Roberts shall timely file or shall cause the Holland Companies to timely file such Tax Returns and shall pay any and all Taxes due with respect to such Tax Returns.

                  For income tax purposes, the taxable year of the Holland Companies shall end as of December 31, 1997. Neither Roberts nor the Company shall take any position inconsistent with the preceding sentence on any Tax Return.

                  The Company and Roberts shall retain in their possession, and shall provide each other reasonable access to (including the right to make copies of), such supporting books and records and any other materials with respect to Tax matters. After expiration of the applicable statute of limitations, the Company or Roberts, as the case may be, may dispose of such material.

                  If any taxing authority asserts a claim, makes an assessment or otherwise disputes or affects the Tax reporting position of the Holland Companies for taxable periods ending on or prior to December 31, 1997, the Company shall, promptly upon receipt by the Company or any of the Holland Companies of notice thereof, inform Roberts thereof.

                  Roberts shall be responsible for representing the interests of the Holland Companies in any Tax audit or administrative or court proceeding relating to taxable periods of the Holland Companies which end on or before December 31, 1997 and to employ counsel of its choice at its expense. The Company agrees that it will cooperate fully with Roberts and its counsel in the defense against or compromise of any claim in any said proceeding. Roberts agrees that it will not settle any such proceeding in a manner that has a Material Adverse Effect on the Company for any taxable period that ends after December 31, 1997. Roberts agrees that it will keep the Company fully informed as to the status and resolution of any such proceeding.

                  The Company shall have the sole right to represent the interests of the Holland Companies in any Tax audit or administrative or court proceeding relating to taxable periods of the Holland Companies which begin after December 31, 1997 and to employ counsel of its choice at its expense. The Company agrees that it will not settle any such proceeding in a manner which has a Material Adverse Effect on Roberts for any taxable period that ends on, ends prior to or which includes December 31, 1997.

                  Roberts shall not take any position on any Tax Return, Tax refund claim or in any Tax audit or administrative or court proceeding that is inconsistent with this Agreement, unless otherwise required by applicable Tax laws, rules or regulations.

                  Roberts shall not file any amended Tax Return or file or apply for any Tax refund with respect to any Holland Company without the consent of the Company, which consent shall not be unreasonably withheld, it being understood and agreed that the foregoing shall not apply to the utilization of any loss arising on the sale of the Shares. To the extent any determination of Tax liability of the Holland Companies results in any refund of Taxes paid with respect to (i) any period which ends on or before December 31, 1997 or (ii) any period which includes December 31, 1997 but does not begin or end on that day, any such refund shall belong to Roberts, provided that any Tax refund described in clause (i) or (ii) of this section that is attributable to a carryback with respect to income Taxes arising after December 31, 1997 shall belong to the Company to the extent that the Company is not permitted under the applicable state or local law to elect to carry forward the relevant tax attribute and provided further that in the case of any Tax refund described in clause (ii) of this section the portion of such Tax refund which shall belong to Roberts shall be that portion that is attributable to the portion of that period which ends on December 31, 1997 (determined on the basis of an interim closing of the books as of December 31, 1997), and the Company shall promptly pay any such refund that belongs to Roberts, and the interest actually received thereon, to Roberts upon receipt thereof by the Company. Any payments made under this section shall be net of any Taxes payable with respect to such refund, credit or interest thereon (taking into account any actual reduction in Tax liability realized upon the payment pursuant to this section).

         SECTION 5.7. COVENANTS OF HOLLAND COMPANIES. Except as otherwise expressly provided in this Agreement, any and all covenants or agreements of the Holland Companies set forth in this Agreement shall be the covenants or agreements, as the case may be, of Roberts as the sole stockholder of the Holland Companies and as a party to this Agreement.

         SECTION 5.8.  ROBERTS DISCLOSURE SCHEDULE.

                  (a) Roberts shall have delivered the Roberts Disclosure Schedule no later than 25 days after the scheduled Closing Date. The matters set forth therein shall not, individually or in the aggregate, have or describe a Material Adverse Effect with respect to the Holland Companies, except to the extent such matters having or describing any Material Adverse Effect have already been set forth in the most recent draft of the Roberts Disclosure Schedule delivered by Roberts to the Company prior to the Closing. Roberts represents that any matters added to the Roberts Disclosure Schedule subsequent to the Closing shall not have a Material Adverse Effect on the Holland Companies.

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



                  (b) If Roberts or Holland has updated, amended or supplemented the Roberts Disclosure Schedule, the matters included in such updates, amendments or supplements shall not, individually or in the aggregate, have or describe a Material Adverse Effect with respect to the Holland Companies. Such update, amendment or supplement shall not include any information that constitutes a Material Adverse Effect with respect to the Holland Companies.

                  (c) If any matters set forth in the Roberts Disclosure Schedule pursuant to Section 5.8(a) or 5.8(b) have or describe a Material Adverse Effect with respect to the Holland Companies, the financial effect of such Material Adverse Effect shall be addressed by the parties through the procedure described in Section 2.6 hereof.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         SECTION 6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CLOSE. The respective obligations of each party hereto to close are subject to the satisfaction at or prior to the Closing Date of the following: No statute,rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restrains, enjoins or restricts the consummation of the transaction described herein.

         SECTION 6.2. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to close is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

                  (a) Each of the representations of Roberts contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, Roberts shall have delivered to the Company a certificate to that effect;

                  (b) Each of the covenants and obligations of Roberts to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing and, at the Closing, Roberts shall have delivered to the Company a certificate to that effect;

                  (c) The Company shall have received the opinion of Nauta Dutilh as to the matters set forth in Exhibit A not later than three business days from the date of execution hereof;

                  (d) Holland shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of the Company, individually or in the aggregate, have a Material Adverse Effect on the Company; and

                  (e) There shall have been no events, changes or effects with respect to the Holland Companies having or which could reasonably be expected to have a Material Adverse Effect on Holland.

         SECTION 6.3. CONDITIONS TO THE OBLIGATIONS OF ROBERTS. The obligations of Roberts to close are subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

                  (a) Each of the representations of the Company contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, the Company shall have delivered to Roberts a certificate to that effect;

                  (b) Each of the covenants and obligations of the Company to be performed at or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing Date and, at the Closing, the Company shall have delivered to Roberts a certificate to that effect; and

                  (c) Roberts shall have received the opinion of legal counsel to the Company as to the matters set forth in Exhibit B.

                                   ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER

         SECTION 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

                  (a)      By mutual written consent of Roberts and the Company;

                  (b) By either Roberts or the Company if (i) any court of competent jurisdiction in the Netherlands or other Netherlands Governmental Authority shall have issued a final order, decree or ruling or taken any other final Legal Proceeding restraining, enjoining or otherwise prohibiting the purchase of the Shares and such order, decree, ruling or other action is or shall have become nonappealable or
         (ii) the purchase of the Shares has not been consummated by January 31, 1998; provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing shall not have occurred on or before said date;

                  (c)      By the Company if

                           (i) There shall have been a breach of any
                  representation or warranty on the part of Roberts set forth in this Agreement or if any representation or warranty of Roberts shall have become untrue, and such breach shall not have been cured or such representation or warranty shall not have been made true within ten Business Days after written notice by Company thereof, provided that the Company has not breached any of its obligations hereunder; or

                           (ii) There shall have been a breach by Roberts of its
                  covenants or agreements hereunder having a Material Adverse Effect on the Holland Companies or materially adversely affecting (or materially delaying) the consummation of the purchase of the Shares, and Roberts has not cured such breach within ten Business Days after written notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder.

                  (d) By Roberts if

                           (i) There shall have been a breach of any
                  representation or warranty on the part of the Company set forth in this agreement or if any representation or warranty of the Company shall have become untrue, and such breach shall not have been cured or such representation or warranty shall not have been made true within ten Business Days after written notice by Roberts thereof, provided that Roberts has not breached any of its obligations hereunder; or

                           (ii) There shall have been a breach by the Company of
                  its covenants or agreements hereunder having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the purchase of the Shares, and the Company has not cured such breach within ten Business Days after written notice by Roberts thereof, provided that Roberts has not breached any of its obligations hereunder.

         SECTION 7.2. EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, supervisory board members, directors, officers or stockholders other than the provisions of this Section 7.2 and
Section 7.3 hereof. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement.

         SECTION 7.3. FEES AND EXPENSES. Except as otherwise provided in this Agreement, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

         SECTION 7.4. AMENDMENT. This Agreement may be amended by action taken by the Company and Roberts at any time prior to the Closing. This Agreement (including the Roberts Disclosure Schedule and the Company Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.

         SECTION 7.5. EXTENSION; WAIVER. At any time prior to the Closing, Roberts on the one hand, and the Company, on the other, may (i) extend the time for the performance of any of the obligations or other acts of the other party,
(ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         SECTION 8.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Company and Roberts contained in this Agreement and all claims and causes of action with respect thereto shall terminate upon the second anniversary of the Closing Date. In the event notice of a claim for indemnification under this Agreement is given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is fully resolved. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Closing.

         SECTION 8.2. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the Roberts Disclosure Schedule and the Company Disclosure Schedule) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

         SECTION 8.3. VALIDITY. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

         SECTION 8.4. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

If to the Company:        Q.E.P. Holding B.V.
                          c/o Q.E.P. Company, Inc.
                          1081 Holland Drive
                          Boca Raton, Florida  33487
                          (561) 241-2830 (fax)
                          Attention:    Lewis Gould, President
                                        Marc Applebaum, Chief Financial Officer

With a copy to:           Berliner Zisser Walter & Gallegos, P.C.
                          1700 Lincoln Street, Suite 4700
                          Denver, Colorado 80203
                          (303) 830-1705 (fax)
                          Attention: Robert W. Walter, Esq.

If to Roberts or Holland: Roberts Holland B.V.
                          P.O. Box 64, Parallelweg
                          3360 AB Sliedrecht
                          The Netherlands
                          (31) (0) 184-495758 (fax)
                          Attention: Marinus Schimmel

With a copy to:           Nauta Dutilh
                          Bowman House
                          29 Wilson Street
                          London EC2M 25J
                          United Kingdom
                          (44) (0) (171) 588 6888 (fax)
                          Attention:  Dirk W. Blaisse, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         SECTION 8.5. GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the Netherlands. Any dispute arising in connection with this Agreement or any further agreement resulting from or concluded in connection with this Agreement shall be brought before a competent court in Rotterdam, the Netherlands.

         SECTION 8.6. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 8.7. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Section 8.2, nothing in this Agreement express or implied is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 8.8. PERSONAL LIABILITY. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company, Roberts or Holland or any supervisory board member, officer, director, employee, agent, representative or investor of any party hereto.

         SECTION 8.9. SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the Closing of the purchase of the Shares, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

         SECTION 8.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         SECTION 8.11. WAIVER OF RESCISSION. The parties hereto waive their rights under Articles 6:265 ET SEQ. of the NCC to claim rescission ("ONTBINDING") of this Agreement except if such rescission is claimed pursuant to Section 7.1 hereof.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf to be effective as of the day and year first above written.

                                       Q.E.P. HOLDING B.V.



                                       By:______________________________________


                                       ROBERTS BEHEER B.V.



                                       By:______________________________________

                                    EXHIBIT A

                        MATTERS TO BE COVERED BY OPINION

                           OF LEGAL COUNSEL TO ROBERTS

         (i) The execution and delivery of the Agreement by Roberts and the consummation of the transactions contemplated thereby have been duly and validly authorized by Roberts, the Supervisory Board and the holder of the outstanding Shares and no other corporate proceedings on the part of Roberts are necessary to authorize the Agreement or to consummate the transactions contemplated thereby;

         (ii) Roberts has all requisite corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby;

         (iii) The Agreement has been duly and validly executed and delivered by Roberts and constitutes a valid and binding agreement of Roberts, enforceable against Roberts in accordance with its terms;

         (iv) Based on the representations of the management board and the assumption that the shareholder register has been complete since 1994 upon payment of the Purchase Price, and upon execution and filing of the notarial deed of transfer, the Shares will be owned by the Company, free and clear of any encumbrances;

         (v) The descriptions in the Agreement and the Roberts Disclosure Schedule of legal and governmental proceedings, contracts and other documents are accurate and fairly present the information required to be shown, and such counsel does not know of any legal or governmental proceedings required to be described in the Agreement or the Roberts Disclosure Schedule thereto which is not described therein as required, or of any contracts or documents of a character required to be described in the Agreement or the Roberts Disclosure Schedule that are not described or included as required.

         (vi) Neither the execution, delivery and performance of the Agreement by Roberts nor the consummation by Roberts of the transactions contemplated thereby will conflict with or result in any breach of any provision of the respective articles of association or bylaws (or similar governing documents) of Holland or any of its subsidiaries;

         (vii) No filing with or notice to and no permit, authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery by Roberts of this Agreement or the consummation by Roberts of the transactions contemplated hereby, except (a) for such filings, notifications, permits, authorizations, consent or approvals as have already been made, given or obtained, or (b) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on Holland.

                                    EXHIBIT B

                     MATTERS TO BE COVERED BY LEGAL COUNSEL

                                 TO THE COMPANY

         (i) The execution and delivery of the Agreement by the Company and the consummation of the transactions contemplated thereby have been duly and validly authorized by the Company and the Supervisory Board and no other corporate proceedings on the part of Roberts are necessary to authorize the Agreement or to consummate the transactions contemplated thereby;

         (ii) The Company has all requisite corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby;

         (iii) The Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms;

         (iv) The descriptions in the Agreement and the Company Disclosure Schedule of legal and governmental proceedings, contracts and other documents are accurate and fairly present the information required to be shown, and such counsel does not know of any legal or governmental proceedings required to be described in the Agreement or the Company Disclosure Schedule thereto which is not described therein as required, or of any contracts or documents of a character required to be described in the Agreement or the Company Disclosure Schedule that are not described or included as required.